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                                                                    EXHIBIT 7(c)



                                                FOR:   YALE INTERNATIONAL, INC.

                                        APPROVED BY:   Donald C. Roof
                                                       Senior Vice President
                                                       Chief Financial Officer
                                                       (704) 367-4220


For Immediate Release


                FTC REQUESTS ADDITIONAL INFORMATION ON
                YALE/COLUMBUS MCKINNON TENDER OFFER

CHARLOTTE, NC (September 13, 1996) - Yale International, Inc. (Nasdaq: YALE) today announced that it had received a request for additional information from the Federal Trade Commission with respect to Columbus McKinnon's $24 per share cash tender offer which was commenced on August 30, 1996.

Yale International, Inc. manufactures and distributes a diversified line of material handling and industrial component products, including chain and wire rope hoists, actuators, scissor-lifts and rotating unions. Principal brand names are Yale, Duff-Norton, Coffing, Little Mule and American Lifts. The Company operates under the name Yale International, although its legal identity will remain Spreckels Industries, Inc. until shareholder approval is received at the next annual shareholders' meeting.




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